Franklin Bank, N.A. and Subsidiary




                                                                    EXHIBIT 99.5

                                    FORM 10-Q
              OFFICE OF THE COMPTROLLER OF THE CURRENCY QUARTERLY
                  REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                             WASHINGTON, D.C. 20219

                    FOR THE QUARTER ENDED SEPTEMBER 30, 2002

                       FRANKLIN BANK, NATIONAL ASSOCIATION
                (Exact name of bank as specified in its charter)

          UNITED STATES                                     38-2483920
  (State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                     Identification Number)

      24725 WEST TWELVE MILE ROAD
         SOUTHFIELD, MICHIGAN                                     48034
(Address of principal executive office)                        (Zip Code)

          BANK'S TELEPHONE NUMBER, INCLUDING AREA CODE: (248) 358-4710


Indicate by check mark whether the Bank (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such requirement for the past 90 days. Yes x No

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

             CLASS                              OUTSTANDING AT NOVEMBER 13, 2002
             -----                              --------------------------------
Common stock, $1.00 par value.                            3,638,331


This document contains twenty three (23) pages

Franklin Bank, N.A. and Subsidiary

                               FRANKLIN BANK, N.A.

                                TABLE OF CONTENTS

                          PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

Consolidated Statements of Financial Condition at September 30, 2002 (unaudited) and
  December 31, 2001........................................................................................4

CONSOLIDATED STATEMENTS OF INCOME FOR THE NINE MONTHS AND THREE MONTHS ENDED SEPTEMBER 30, 2002
  AND 2001 (UNAUDITED).....................................................................................5

Consolidated Statements of Comprehensive Income for the nine months and three months ended
  September 30, 2002 and 2001 (unaudited)..................................................................6

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)
  FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000...........................................................7

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 And 2001 (UNAUDITED)....8

Notes to Consolidated Financial Statements (unaudited).....................................................9

ITEM 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.............13

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2002 TO NINE MONTHS ENDED SEPTEMBER 30,
2001......................................................................................................15

COMPARISON OF THREE MONTHS ENDED SEPTEMBER 30, 2002 TO THREE MONTHS ENDED SEPTEMBER 30, 2001..............17

ITEM 3. Quantitative and Qualitative Disclosure About Market Risk.........................................18

ITEM 4. CONTROLS AND PROCEDURES...........................................................................19

Franklin Bank, N.A. and Subsidiary

                           PART II. OTHER INFORMATION


ITEM 1. Legal Proceedings....................................................19

ITEM 2. Changes in Securities................................................19

ITEM 3. Defaults on Senior Securities........................................19

ITEM 4. Submission of Matters to a Vote of Security Holders..................19

ITEM 5. Other Information....................................................19

ITEM 6. Exhibits and Reports on Form 8-K.....................................19

Signatures...................................................................20

CERTIFICATION................................................................20

EXHIBITS.....................................................................22

Franklin Bank, N.A. and Subsidiary


        2.        PART 1. FINANCIAL INFORMATION

ITEM 1. CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)


                                                                                                         AT
                                                                                  ----------------------------------------------
                                                                                    SEPTEMBER 30, 2002       DECEMBER 31, 2001
                                                                                  ----------------------------------------------
ASSETS
Cash and due from banks                                                                    $  22,405,936          $  20,375,185
Interest-earning deposits                                                                      4,205,628              4,048,853
Time deposits with Federal Home Loan Bank                                                     17,285,103                 32,956
--------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                   $ 43,896,667           $ 24,456,994
Securities available for sale (amortized cost of $151,660,045 and                            155,697,226            158,823,098
    $157,293,106 respectively)
Federal Home Loan Bank stock, at cost                                                          5,868,900              5,868,900
Federal Reserve Bank stock, at cost                                                            1,538,600              1,519,100
Loans                                                                                        333,097,536            325,324,998
Allowance for loan losses                                                                     (5,058,536)            (4,863,948)
--------------------------------------------------------------------------------------------------------------------------------
Net loans                                                                                    328,039,000            320,461,050
Real estate owned                                                                                738,153                564,235
Premises and equipment, net                                                                    2,986,008              3,152,962
Bank Owned Life Insurance (BOLI)                                                              10,472,549             10,018,357
Other assets                                                                                   8,390,369              7,694,138
--------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                              $  557,627,472         $  532,558,834
================================================================================================================================

LIABILITIES, PREFERRED STOCK OF SUBSIDIARY AND SHAREHOLDERS' EQUITY
Deposits                                                                                  $  423,662,877         $  389,358,249
Borrowings                                                                                    65,000,000             79,605,696
Other liabilities                                                                              1,596,681              1,915,032
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                            490,259,558            470,878,977
Preferred stock of subsidiary                                                                 19,500,398             19,500,398
Shareholders' equity:
Common stock - par value $1; authorized 6,000,000 shares,
     issued and outstanding 3,636,331 shares at
     September 30, 2002 and 3,607,542 shares at December 31, 2001                              3,636,331              3,607,542
Additional paid-in capital                                                                    28,245,110             27,839,246
Retained earnings                                                                             13,321,536              9,722,876
Accumulated other comprehensive income                                                         2,664,539              1,009,795
--------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                                    47,867,516             42,179,459
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities, preferred stock of subsidiary and shareholders' equity                 $  557,627,472         $  532,558,834
================================================================================================================================


See Notes to Consolidated Financial Statements

Franklin Bank, N.A. and Subsidiary
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

                                                                         NINE MONTHS ENDED               THREE MONTHS ENDED
                                                                 -----------------------------------------------------------------
                                                                           SEPTEMBER 30,                   SEPTEMBER 30,
                                                                      2002           2001               2002            2001
                                                                 -----------------------------------------------------------------
INTEREST INCOME
Interest on loans                                                  $ 19,051,026    $ 21,978,095        $ 6,357,729    $ 7,163,566
Interest on securities                                                4,683,824       5,562,498          1,389,756      1,844,796
Other interest and dividends                                          1,841,228       2,070,924            677,330        637,782
----------------------------------------------------------------------------------------------------------------------------------
Total interest income                                                25,576,078      29,611,517          8,424,815      9,646,144
INTEREST EXPENSE
Interest on deposits                                                  3,745,267       5,735,946          1,255,224      1,787,611
Interest on other borrowings                                          2,230,331       2,558,898            729,103        735,614
----------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                5,975,598       8,294,844          1,984,327      2,523,225
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                  19,600,480      21,316,673          6,440,488      7,122,919
Provision for possible loan losses                                    1,275,000       1,500,000            300,000        600,000
----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan losses         18,325,480      19,816,673          6,140,488      6,522,919
----------------------------------------------------------------------------------------------------------------------------------
NON INTEREST INCOME
Deposit account service charges                                       2,392,713       2,744,972            814,187        876,953
Net gain on sale of securities and loans                                648,356         850,740            327,948        255,683
Net loss on sale of repossessed assets                                  (41,602)        (48,843)           (40,000)       (24,012)
Other                                                                 1,246,647         840,572            420,978        273,465
----------------------------------------------------------------------------------------------------------------------------------
Total non interest income                                             4,246,114       4,387,441          1,523,113      1,382,089
----------------------------------------------------------------------------------------------------------------------------------
NON INTEREST EXPENSE
Compensation and benefits                                             7,117,177       7,313,810          2,389,274      2,321,505
Severance agreement compensation                                        199,835         391,082             69,516          4,440
Occupancy and equipment                                               2,390,538       2,557,852            805,592        783,584
Advertising                                                             474,759         665,613            142,763        190,116
Federal insurance premium                                                51,844         140,772             17,361         47,252
Communication expense                                                   448,982         432,480            153,696        143,364
Outside service expense                                               2,548,141       2,093,288          1,319,626        596,457
Other                                                                 1,657,126       1,584,986            591,524        552,362
----------------------------------------------------------------------------------------------------------------------------------
Total non interest expense                                           14,888,402      15,179,883          5,489,352      4,639,080
----------------------------------------------------------------------------------------------------------------------------------
Income before provision for federal income taxes                      7,683,192       9,024,231          2,174,249      3,265,928
Provision for federal income taxes                                    1,900,145       2,507,759            502,646        928,956
----------------------------------------------------------------------------------------------------------------------------------
Income before preferred stock dividends                               5,783,047       6,516,472          1,671,603      2,336,972
Preferred stock dividend of subsidiary                                1,350,675       1,350,675            450,225        450,225
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                          $ 4,432,372     $ 5,165,797        $ 1,221,378    $ 1,886,747
==================================================================================================================================
INCOME PER COMMON SHARE
Average common shares outstanding:
    Basic                                                             3,629,075       3,564,670          3,635,331      3,571,597
    Diluted                                                           3,769,934       3,668,029          3,774,348      3,699,777
Net Income per common share:
    Basic                                                                 $1.22           $1.45              $0.34          $0.53
    Diluted                                                               $1.18           $1.41              $0.32          $0.51


         See Notes to Consolidated Financial Statements.

Franklin Bank, N.A. and Subsidiary
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (unaudited)

                                                                            NINE MONTHS ENDED              THREE MONTHS ENDED
                                                                 -----------------------------------------------------------------
                                                                               SEPTEMBER 30,                    SEPTEMBER 30,
                                                                          2002               2001          2002           2001
                                                                 -----------------------------------------------------------------

NET INCOME                                                             $ 4,432,372        $ 5,165,797   $ 1,221,378   $ 1,886,747
   Other comprehensive income, net of tax:
       Unrealized gains on securities:
            Unrealized holding gains arising during the period           2,303,100          2,981,946     1,126,002     1,437,518
            Less: reclassification adjustment for gains included
              in net income                                                648,356            561,488       327,948       168,751
----------------------------------------------------------------------------------------------------------------------------------
            Other comprehensive income                                   1,654,744          2,420,458       798,054     1,268,767
----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                   $ 6,087,116        $ 7,586,255   $ 2,019,432   $ 3,155,514
==================================================================================================================================


See Notes to Consolidated Financial Statements.

Franklin Bank, N.A. and Subsidiary


                                                                  ADDITIONAL                     ACCUMULATED OTHER    TOTAL SHARE-
                                                     COMMON         PAID-IN        RETAINED        COMPREHENSIVE        HOLDERS'
                                                     STOCK          CAPITAL        EARNINGS        (LOSS) INCOME         EQUITY
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 2000                          $ 3,509,537    $ 27,201,083    $ 4,752,606          $ (2,396,925)  $ 33,066,301
Net income                                                                             117,398                              117,398
Cash dividends on common stock ($0.28 per share)                                      (988,593)                            (988,593)
Exercise of options                                      43,013         258,293                                             301,306
Change in accumulated other
    comprehensive income (loss)                                                                            2,792,054      2,792,054
                                                 -----------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000                          3,552,550      27,459,376      3,881,411               395,129     35,288,466
Net income                                                                           6,839,869                            6,839,869
Cash dividends on common stock ($0.28 per share)                                      (998,404)                            (998,404)
Exercise of options                                      54,992         379,870                                             434,862
Change in accumulated other
    comprehensive income (loss)                                                                              614,666        614,666
                                                 -----------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2001                          3,607,542      27,839,246      9,722,876             1,009,795     42,179,459
Net income                                                                           4,432,372                            4,432,372
Cash dividends on common stock ($0.15 per share)                                      (833,712)                            (833,712)
Exercise of options                                      28,789         330,882                                             359,671
Tax Benefit non qualified stock options                                  74,982                                              74,982
Change in accumulated other
    comprehensive income                                                                                   1,654,744      1,654,744
                                                 -----------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 2002 (UNAUDITED)           $ 3,636,331    $ 28,245,110   $ 13,321,536           $ 2,664,539   $ 47,867,516
                                                 ===================================================================================


See Notes to Consolidated Financial Statements.

Franklin Bank, N.A. and Subsidiary

                                                                                       NINE MONTHS ENDED
                                                                               ----------------------------------
                                                                                         SEPTEMBER 30,
                                                                                     2002             2001
                                                                               ----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                          $ 4,432,372      $ 5,165,797
Adjustments to reconcile net income to cash provided by operating activities:
    Provision for loan losses                                                         1,275,000        1,500,000
    Depreciation and amortization                                                       861,598        1,060,424
    Realized gain on sale of  available for sale securities and other assets,
      net                                                                              (689,959)        (850,740)
    Increase in cash surrender value of life insurance                                 (454,192)
    Net deferral of loan origination costs (fees)                                        60,632         (290,831)
Decrease in accrued interest receivable                                                 426,800          842,172
Amortization and accretion on securities                                               (577,030)      (1,127,254)
Decrease/(Increase) in prepaid expenses and other assets                              2,023,142       (1,677,146)
(Decrease)/Increase in accrued interest payable, deferred taxes and other
  liabilities                                                                          (318,351)         144,777
-----------------------------------------------------------------------------------------------------------------
Total adjustments                                                                     2,607,640         (398,598)
-----------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                             7,040,012        4,767,199

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available for sale                                           (46,671,223)    (114,187,047)
Proceeds from sales of securities available for sale                                 27,874,409       77,570,326
Proceeds from maturities and paydowns of securities available for sale               23,148,073       41,499,040
Net increase in loans                                                               (10,999,884)     (16,264,816)
Proceeds from the sale of real estate owned                                             462,557        1,041,066
Capital expenditures                                                                   (694,644)        (507,582)
Purchase of Federal Reserve Bank stock                                                  (19,500)        (210,550)
-----------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                (6,900,212)     (11,059,563)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits                                                             34,304,628        6,755,854
Decrease in short term borrowings and subordinated capital notes                    (14,605,696)      (5,323,601)
Exercise of common stock options                                                        434,653          124,169
Cash  dividends paid on common stock                                                   (833,712)        (748,338)
-----------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                            19,299,873          808,084
-----------------------------------------------------------------------------------------------------------------
Net increase/(decrease) in cash and cash equivalents                                 19,439,673       (5,484,280)
Beginning cash and cash equivalents                                                  24,456,994       31,644,831
-----------------------------------------------------------------------------------------------------------------
Ending cash and cash equivalents                                                   $ 43,896,667     $ 26,160,551
=================================================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
    Interest                                                                        $ 6,001,413      $ 8,289,957
    Federal income taxes                                                              1,927,839        1,350,000
Non-cash investing and financing activities:
    Transfer from loans to real estate owned and real estate in redemption (net)      2,086,302          433,487

See Notes to Consolidated Financial Statements

Franklin Bank, N.A. and Subsidiary
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Note 1. Basis of Presentation and Significant Accounting Policies:
         The accompanying consolidated financial statements of Franklin Bank, N.A. and its subsidiary ("Franklin" or the "Bank") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, the statements do not include all information and footnotes for a fair presentation of consolidated financial condition, results of operations and cash flows in conformity with generally accepted accounting principles. The statements do, however, include all adjustments (consisting of normal recurring accruals) which management considers necessary for a fair presentation of the interim periods.
         This Form 10-Q is written with the presumption that the users of the interim financial statements have read or have access to the Bank's Annual Report on Form 10-K, which contains the latest audited financial statements and notes thereto, together with Management's Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 2001 and for the year then ended. Therefore, only material changes in financial condition and results of operations are discussed in the remainder of Part I. The results of operations for the nine month period ended September 30, 2002 are not necessarily indicative of the results to be expected for the year ended December 31, 2002.
         The Consolidated Statement of Financial Condition as of December 31, 2001 has been derived from the audited Consolidated Statement of Financial Condition as of that date.
         RECENT EVENTS
Effective at the close of business on October 23, 2002, the Bank was reorganized and Franklin Bancorp, ("Bancorp") Inc. was formed and became the holding company the Bank. Each share of common stock of the Bank outstanding immediately prior to the formation will represent one share of the holding company. The holding company will enhance capital management and create additional opportunities for the creation of additional non-interest revenue. Bancorp's Board of Directors recently approved a third quarter cash dividend to common shareholders of $.08 per share (payable November 18, 2002 to shareholders of record on November 4, 2002). The Bank has declared a dividend to Bancorp of $0.13 per share to cover Bancorp's dividend to shareholders and operating expenses.
     Franklin Finance Corporation, a wholly-owned subsidiary of the Bank, announced that it intends to redeem all of its 2,070,000 outstanding 8.70% Non-Cumulative Preferred Stock, Series A, effective December 31, 2002 subject to approval by the Office of the Comptroller of the Currency. The redemption price will be $10.00 per share, plus the accrued and unpaid dividends declared by the Board of Franklin Finance for the quarter ending December 31, 2002. Pursuant to the terms of the Certificate of Designation under which the preferred stock was originally issued, Franklin Finance can redeem the preferred stock at any time after December 22, 2002. It is anticipated that the redemption of the preferred stock will have the effect of improving the Bank's pre-tax net income beginning in the fiscal year 2003 by approximately $1.45 million per year, based upon current interest rates and the liquidity position of the Bank. It is the intent of Franklin Finance to liquidate following the completion of the preferred stock redemption.


         Note 2. Net Income Per Share:
                  Net income per share is computed based on the weighted-average number of shares outstanding, including the dilutive effect of stock options, as follows:

Franklin Bank, N.A. and Subsidiary

                                                                           NINE MONTHS ENDED            THREE MONTHS ENDED
                                                                     -----------------------------------------------------------
                                                                             SEPTEMBER 30,                 SEPTEMBER 30,
                                                                          2002            2001          2002          2001
                                                                     -----------------------------------------------------------
NUMERATOR:
Net income                                                               $ 4,432,372    $ 5,165,797   $ 1,221,378   $ 1,886,747

DENOMINATOR:
Denominator for basic net income per share - weighted
  average shares                                                           3,629,075      3,564,670     3,635,331     3,571,597
Employee stock options                                                       140,859        103,359       139,017       128,180
--------------------------------------------------------------------------------------------------------------------------------
Denominator for diluted net income per share - adjusted
  weighted average shares                                                  3,769,934      3,668,029     3,774,348     3,699,777
--------------------------------------------------------------------------------------------------------------------------------
Basic net income per share                                               $      1.22    $      1.45   $      0.34   $      0.53
--------------------------------------------------------------------------------------------------------------------------------
Diluted net income per share                                             $      1.18    $      1.41   $      0.32   $      0.51
--------------------------------------------------------------------------------------------------------------------------------

Franklin Bank, N.A. and Subsidiary
         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Note 3. Loans, Nonperforming Assets and Allowance for Loan Losses:
         The following table summarizes changes in non-performing loans and assets arising from loans being placed on non-accrual status, loans being deemed to be non-performing and assets that the Bank currently owns:

                                                                                  AT
                                                                ---------------------------------------
                                                                  SEPTEMBER 30,       DECEMBER 31,
                                                                       2002               2001
                                                                ---------------------------------------
NONACCRUAL LOANS
Commercial                                                             $ 2,364,036           $ 284,955
Commercial mortgage                                                      2,329,761           2,188,869
Residential mortgage                                                       834,766             376,969
Consumer                                                                    91,872             201,745
Lease financing                                                                  -              11,360
-------------------------------------------------------------------------------------------------------
Total nonaccrual loans                                                   5,620,435           3,063,898
-------------------------------------------------------------------------------------------------------

REAL ESTATE OWNED
Commercial mortgage                                                        636,475              77,500
Residential                                                                101,678             486,735
-------------------------------------------------------------------------------------------------------
Total real estate owned                                                    738,153             564,235
Real estate in redemption                                                1,491,429
-------------------------------------------------------------------------------------------------------
Total nonperforming assets                                             $ 7,850,017         $ 3,628,133
=======================================================================================================

TOTAL NONACCRUAL LOANS AND REAL ESTATE OWNED AS A PERCENTAGE OF:
   Total assets                                                               1.14%               0.68%
   Loans and real estate owned                                                1.91                1.11

TOTAL NONPERFORMING ASSETS AS A PERCENTAGE OF:
   Total assets                                                               1.41%               0.68%
   Loans and real estate owned                                                2.35                1.11


         In addition to the identification of nonperforming loans involving borrowers with payment performance difficulties (i.e., nonaccrual loans and loan past-due 90 days or more), management utilizes an internal loan review process to identify other potential problem loans which may warrant additional monitoring or other attention. This loan review process is a continuous activity which periodically updates internal loan ratings. At inception, all loans are individually assigned a rating which grade the credits on a risk basis, based on the type and discounted value of collateral, financial strength of the borrower and guarantors and other factors such as nature of the borrowers' business climate, local economic conditions and other subjective factors. The loan rating process is fluid and subjective.
         Potential problem loans include loans which are generally performing as agreed; however, because of credit review's and/or lending staff's risk assessment, increased monitoring is deemed appropriate. In addition, some loans are assigned a more adverse classification, with specific performance issues or other risk factors requiring close management and development of specific remedial action plans. The carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported as a valuation allowance and in gain or loss on sale of real estate owned.

Franklin Bank, N.A. and Subsidiary
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
     3. Loans, Nonperforming Assets and Allowance for Loan Losses (continued):
     The following table summarizes changes in the allowance for loan losses arising from loans charged off, recoveries of loans previously charged off and additions to the allowance which have been charged to expense:

                                                                                                  NINE MONTHS ENDED
                                                                                     -------------------------------------------
                                                                                                     SEPTEMBER 30,
                                                                                             2002                  2001
                                                                                     -------------------------------------------
Balance at beginning of period                                                                 $ 4,863,948          $ 3,951,552
Provision for loan losses                                                                        1,275,000            1,500,000
CHARGE-OFFS:
Commercial                                                                                         722,561              497,411
Commercial mortgage                                                                                                      60,000
Consumer                                                                                         1,343,446              679,229
Residential mortgage                                                                                                    312,186
Overdraft                                                                                           58,686
Lease financing                                                                                     68,334              133,701
--------------------------------------------------------------------------------------------------------------------------------
Total charge-offs                                                                                2,193,027            1,682,527
RECOVERIES:
Commercial                                                                                         129,648              157,771
Consumer                                                                                           770,039              506,292
Residential mortgage                                                                                     0               17,830
Overdraft                                                                                           15,341
Lease financing                                                                                    197,587              352,892
--------------------------------------------------------------------------------------------------------------------------------
Total recoveries                                                                                 1,112,615            1,034,785
--------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                                                                  1,080,412              647,742
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                                       $ 5,058,536          $ 4,803,810
================================================================================================================================
Allowance as a percentage of:
    Loans                                                                                             1.52%                1.45%
    Nonperforming loans                                                                              90.00               290.63
    Nonperforming assets                                                                             64.44               222.00
    Net charge-offs (annualized)                                                                    351.15               556.22
Net charge-offs to average loans outstanding (annualized)                                             0.45                 0.26


Information regarding impaired loans is as follows:                                               NINE MONTHS ENDED
                                                                                     -------------------------------------------
                                                                                                     SEPTEMBER 30,
                                                                                             2002                  2001
--------------------------------------------------------------------------------------------------------------------------------
Average investment in impaired loans                                                           $ 5,752,105          $ 1,422,374

                                                                                                   NINE MONTHS ENDED
                                                                                     -------------------------------------------
                                                                                                     SEPTEMBER 30,
                                                                                             2002                  2001
--------------------------------------------------------------------------------------------------------------------------------
Balance of impaired loans                                                                      $ 5,620,435          $ 1,652,910
Less portion of which no allowance for loan losses is allocated                                    112,915              345,804
Portion of impaired loan balance for which an allowance for credit losses is
  allocated                                                                                      5,507,520            1,307,106
Portion of allowance for loan losses allocated to the impaired loan balance                      1,613,717              130,653

FRANKLIN BANK N.A. AND SUBSIDIARY
         2.1 ITEM 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

         Except for the historical information contained herein, the matters discussed in this report may be deemed to be forward-looking statements that involve risk and uncertainties. Words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ include those listed below and the other risks detailed from time to time in the Bank's Securities Exchange Act of 1934 reports, including the report on Form 10-K for the year ended December 31, 2001. These forward-looking statements represent the Bank's judgment as of the date of this report. The Bank disclaims, however, any intent or obligation to update these forward-looking statements.
         Future factors include, but are not limited to, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations including implementation of the Act and its effects; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national economy. These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.
         FINANCIAL CONDITION
         Total assets were $557.6 million at September 30, 2002 compared to $532.6 million at December 31, 2001. When comparing average balances at September 30, 2002 and December 31, 2001, cash and cash equivalents increased $6.9 million and represented 7.9% and 4.6%, respectively, of total assets. The average balance of time deposits with the FHLB increased $7.6 million, or 121.7% when comparing the average balance at September 30, 2002 and December 31, 2001 due to the increase in the overall deposit base. This increase in time deposits with the FHLB will be used to redeem all of Franklin Finance Corporation, a wholly-owned subsidiary of Franklin Bank, 8.70% preferred stock totaling $20.7 million subject to approval by the Office of the Comptroller of the Currency, on December 31, 2002. It is the intent of Franklin Finance Corporation to liquidate following the completion of the preferred stock redemption.
         INVESTMENTS
          Investment balances decreased $3.1 million or 2.0% from December 31, 2001 to September 30, 2002. During the period ended September 30, 2002, the bank sold $27.9 million in securities, with purchases totaling $46.7 million. The remaining decrease came from maturities and repayments of balances in mortgage backed securities held in the portfolio. The Bank continues to maintain a conservative approach to its investment acquisitions. However, the Bank will seek opportunities to buy securities that match with acquired term certificates and provide an acceptable interest spread if increases in loan origination are not possible.
         LOANS
         Net loan balances increased $7.6 million or 2.4% from December 31, 2001 to September 30, 2002. The Bank continues to target two key areas for loan growth - commercial real estate and consumer lending (through a joint marketing agreement with DTE Energy). The Bank expects to see continued loan growth in these areas during the remaining quarter of 2002.
At September 30, 2002, the Bank had no loan commitments outstanding for loans that have not been accepted or closed by borrowers. Typically, these include commitments for commercial business loans, consumer, residential mortgages and home equity loans.
Under loan agreements for transactions, which had closed, the Bank had commitments to fund commercial lines of credit, construction and home equity loans of approximately $58.7 million at September 30, 2002. The Bank had no commitments to fund construction loans and home equity loans, which had not closed at September 30, 2002. As certain commitments to make loans and fund full lines of credit expire without being used, the amount does not necessarily represent future cash commitments

FRANKLIN BANK N.A. AND SUBSIDIARY
         The level of nonperforming assets increased $4.2 million from $3.6 million at December 31, 2001 to $7.8 million at September 30, 2002, an increase of 116%. This is a slight reduction from June 30, 2002 balances of $7.9 million. There are four loans that comprise $5.9 million of the portfolio; a residential real estate mortgage in foreclosure, one commercial real estate property held for resale, and two commercial loans secured by real estate and/or inventory classified as non-accrual loans. Management continues to actively manage the loan portfolio, seeking to identify and resolve problem assets at an early stage. Management believes that the Bank has adequately reserved for each of these non-performing assets.
         ALLOWANCE FOR LOAN LOSSES
At September 30, 2002, Franklin's allowance for loan and lease losses (ALLL) as a percentage of loans was 1.52% of loans compared to 1.45% at September 30, 2001. Franklin decreased its provision for the nine months ended September 30, 2002 to $1,275,000 compared to $1,500,000 for the nine months ended September 30, 2001. The net charge off amount for the first nine months of 2002 was $1.1 million. During the third quarter of 2002, Franklin had net charge-offs of $208,086, an improvement from $213,467 for the quarter ended June 30, 2002. The effects of the economic slowdown has resulted in a nine month increase in charge offs for the Bank's consumer and small business line of credit portfolios as compared to September 30, 2001. The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance sheet date. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors. The allowance is increased by provisions charged to operations and reduced by net charge-offs. Management believes the current level of ALLL is adequate.
                2.2 Liquidity

Franklin competes aggressively for business demand and money market deposits in the tri-county area of southeastern Michigan, which includes the counties of Wayne, Oakland, and Macomb; which comprise Franklin's primary liquidity source. Franklin's principal sources of funds for its lending and investment activities have consisted of deposits, principal repayment on loans, and, to a lesser extent, Federal Home Loan Bank advances. Principal uses of funds for Franklin include the origination of loans and the repayment of maturing deposit accounts and other borrowings. The Bank anticipates it will have sufficient funds available to meet current loan commitments, as well as its other future liquidity needs. During the first nine months of 2002, there was an increase of $7.6 million in net loans and a corresponding increase of $16.3 million in cash and securities, which reflected an increase in the Bank's liquid assets to 35.8% of total assets at September 30, 2002 from 34.4% at December 31, 2001.
                2.3 Deposits and borrowed funds

         During the nine month period ended September 30, 2002, Franklin experienced an increase in total deposits of $34.3 million or 8.8% from December 31, 2001. The following accounts increased for the nine months ended September 30, 2002: commercial demand deposits by $12.2 million; money market/money fund by $16.3 million; certificate of deposit account balances by $2.8 million; and personal demand account balances by $3.0 million. Management expects a continued increase in commercial demand, as well as business and personal money market account balances during the last quarter of 2002. The Bank had a decrease in short term borrowings during the nine months ended September 30, 2002 of $14.6 million. With the expected increase in deposit balances, management would anticipate using these to redeem all of Franklin Finance Corporation, a wholly-owned subsidiary of Franklin Bank, 8.70% preferred stock totaling $20.7 million subject to approval by the Office of the Comptroller of the Currency, on December 31, 2002, in addition to funding any loan growth along with growth in its investment securities area during the remaining quarter of 2002.

FRANKLIN BANK N.A. AND SUBSIDIARY
     REGULATORY CAPITAL
The following table compares the Bank's regulatory capital requirements and ratios at September 30, 2002 and December 31, 2001.

                                                          TIER 1               TIER 1                TOTAL
(In thousands)                                           LEVERAGE             RISK-BASED           RISK-BASED
-------------------------------------------------------------------------------------------------------------------
Regulatory capital balances at September 30, 2002              $ 60,179              $ 60,179             $ 65,238
Required regulatory capital (well capitalized)                   27,809                24,072               40,146
                                                    ---------------------------------------------------------------
Capital in excess of well capitalized                          $ 32,370              $ 36,107             $ 25,092
                                                    ===============================================================
Capital ratios at September 30, 2002                              10.82%                15.00%               16.25%
Capital ratios at December 31, 2001                               10.12                 14.23                15.49
Regulatory capital ratios--"well capitalized"
  definition                                                       5.00                  6.00                10.00

         The increase in the Tier 1 Leverage Ratio from December 31, 2001 to September 30, 2002 was a result of an increase in the common stock and surplus. The Bank remains well capitalized with a Tier 1 Leverage ratio of 10.82% at June 30, 2002.
         The increase in Total Risk-based Ratios of 0.76% was the result of the increase in the stock options exercised by employees by $405,864 for nine months ended September 30, 2002. Risk weighted assets increased $13.5 million, when comparing total risk weighted assets at December 31, 2001 to September 30, 2002. This increase in risk weighted assets is due to the general increase in all assets as compared to December 31, 2001. The Bank remains well capitalized from a Tier 1 Risk-based and Total Risk-based percentage at September 30, 2002, with ratios of 15.00% and 16.25%, respectively. With the expected redemption of preferred stock by Franklin Finance Corporation, the Bank expects to remain well capitalized in all regulatory capital ratios, estimates are as follows: Tier 1 Leverage Ratio at 8.28%, Tier 1 Risk-based at 11.80%, and Total Risk-based at 13.07%.

         COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2002 TO NINE MONTHS ENDED SEPTEMBER 30, 2001: NET INTEREST INCOME
         Interest income decreased by $4.0 million, while interest expense decreased by $2.3 million, decreasing net interest income by $1.7 million or 8.1%. The net interest margin was 5.21% and 5.78% for the nine months ended September 30, 2002 and 2001, respectively. The largest decrease in interest income was in the loan portfolio, a decrease of $2.9 million or 13.3%. Interest income on securities and other investments decreased by $1.1 million. The average volume for loans and investments increased $7.4 million when comparing September 30, 2002 and September 30, 2001, however, the decrease in prime rate for the 12 months ended September 30, 2002 from 6.00% as of September 30, 2001 to 4.75% as of September 30, 2002 was the primary reason for the interest income decrease. The average yield on earning assets has dropped 1.3% for the first nine months in 2002 to 6.9%, as compared to the same period in 2001 where it was at 8.2%. This decline in the Bank's net interest income and margin is in line with expectations due to the declining rate environment.
         The shift in interest expense from short term repurchase agreements to Federal Home Loan Bank advances and interest bearing deposits was the result of a decrease in the average balances of repurchase agreements of $17.3 million or 80.6% and an increase in average balances of Federal Home Loan Bank advances and interest bearing deposits of $37.7 million for the nine months ended September 30, 2002 compared to September 30, 2001. The increase in volume on interest bearing deposits has not increased interest expense due to the decline in the level of interest rates we have experienced this past year. The average combined cost of funds has dropped 0.74% to 1.7% as of September 30, 2002 from 2.4% as of September 30, 2001.

FRANKLIN BANK N.A. AND SUBSIDIARY
     NON INTEREST INCOME
         Total operating fee income (defined as non interest income excluding gains or losses on sales of securities, loans, real estate owned and repossessed assets) increased slightly by $53,816 or 1.5% for the nine months ended September 30, 2002 when compared to the same period ended 2001. There was a decrease in deposit account service charges of $352,259 or 12.8% when comparing the nine months ended September 30, 2002 to the same period ended September 30, 2001. The decrease was caused by a $161,541 decrease in deposit NSF fees and a $165,083 decrease in deposit statement fees. Effective March 31, 2001, the Bank reduced the business checking fee structure to remain more competitive in the market. Commissions received through Franklin Bank's investment area also decreased $159,177 or 77.9% due to a slowdown in sales. This investment area sells a variety of products including mutual funds, annuities, stocks and bonds. There was also a decrease in other fee income of $31,048 when comparing the nine months ended September 30, 2002 to September 30, 2001. These decreases were offset by the addition of the Bank Owned Life Insurance (BOLI) investment. As of September 30, 2002 this investment has increased non interest income $485,669 as compared to September 30, 2001. Loan fee income increased $110,631 for the nine months ended September 30, 2002 when compared to the same period in 2001. With the continued increase in average balances of commercial checking accounts, the Bank expects to experience a modest improvement in deposit fees for the fourth quarter as compared to the third quarter of 2002.

     NON INTEREST EXPENSE
          Total non interest expense decreased $291,481 or 1.9% during the nine months ended September 30, 2002, when compared to the same period ended September 30, 2001. This includes a decrease in advertising expense of $190,854 or 28.7%, a decrease in Federal Insurance Premium of $88,928 or 63.2%, a decrease in compensation and benefits of $387,880 or 5.0% and a decrease in occupancy and equipment of $167,314 or 6.5% for the nine months ended September 30, 2002 when compared to the nine months ended September 30, 2001. This is offset by an increase in outside service expense of $454,853 or 21.7%. This includes increases in legal expense of $271,352, outside service expense of $167,548 and defaulted loan expense of $88,619, offset by decreases in Eastpoint expense of $75,115, courier cost of $13,505 and OCC premiums of $11,367 for the nine ended September 30, 2002 when compared to the same period in 2001. Management expects to continue to see a decrease in non interest expense for the remainder of 2002.
         During the third quarter, the Bank incurred $572,000 of non-recurring fees in legal and outside services. The majority of these included $483,000 in professional fees arising out of an internal investigation conducted by a special committee of independent directors appointed in May 2002 by the board of directors in response to claims from a shareholder of alleged breach of fiduciary duties and misconduct by certain of the Bank's former and current directors, officers and professional advisers generally regarding the Bank's aborted merger with Bingham Financial Services Corporation in 1999-2000. After a thorough investigation, the independent committee concluded that it is not in the best interests of the Bank and its shareholders to pursue litigation in connection with the stated allegations. The remaining $89,000 in non-recurring fees was for the formation and ultimate approval of the holding company, Franklin Bancorp, Inc. which was consummated at the close of business on October 23, 2002.
         INCOME TAXES
         The provision for income taxes for the first nine months of 2002 totaled $1.9 million, a decrease of 24.2% compared to $2.5 million reported for the same period one year ago. The effective tax rate was 30.0% for the first nine months of 2002, compared to 32.7% for the same period of 2001. The effective rate is lower in 2002 due to an increased investment in municipal non-taxable investments and the addition of the BOLI, which earnings are nontaxable.

FRANKLIN BANK N.A. AND SUBSIDIARY
     COMPARISON OF THREE MONTHS ENDED SEPTEMBER 30, 2002 TO THREE MONTHS ENDED SEPTEMBER 30, 2001:
     NET INTEREST INCOME
         Interest income decreased by $1.2 million, while interest expense decreased by $538,898, decreasing net interest income by $682,433 or 9.6%. Net interest margin was 5.03% and 5.72% for September 30, 2002 and 2001, respectively. The largest component of the decrease in interest income was derived from the loan portfolio, a decrease of $805,838 or 11.2%. Interest income on securities and other investments decreased by $415,492. The largest component of the decrease in interest expense was in the Jumbo CD & Money Fund/Money Market deposit category of $591,620 or 40.6%, while interest expense on other borrowings decreased $6,511 or 0.9%. See "Comparison of nine months ended September 30, 2002 to nine months ended September 30, 2001" for further discussion of the decrease in net interest income.
         NON INTEREST INCOME
         Total operating fee income increased by $84,747 or 7.4% for the quarter ended September 30, 2002 when compared to the same quarter ended 2001. There was an increase in other fees of $147,513 or 53.9%, of which the majority was the increase in BOLI of $158,279, and a decrease in deposit account service charges of $62,766 or 7.2% when comparing the quarter ended September 30, 2002 to the same period ended September 30, 2001. See "Comparison of nine months ended September 30, 2002 to nine months ended September 30, 2001" for further discussion of the increase in non interest income.
         NON INTEREST EXPENSE
         Non interest expense increased $850,272 or 18.3% during the quarter ended September 30, 2002 when compared to the same quarter ended for 2001. There was an increase in outside service expense of $723,169 or 121%, an increase in compensation and benefits of $132,845 or 5.7%, an increase in occupancy and equipment of $22,007 or 2.8%, an increase in other expense of $39,162 or 7.1%, a decrease in advertising expense of $47,353 or 24.9% and a decrease in Federal insurance premiums of $29,891 or 63.3%. See "Comparison of nine months ended September 30, 2002 to nine months ended September 30, 2001" for further discussion of the decrease in non interest expense.
                  The net income for the third quarter of 2002 was $1,221,378 or $0.32 per share, diluted as compared to a net income of $1,886,747, or $0.51 per share diluted for the quarter ended September 30, 2001.

FRANKLIN BANK N.A. AND SUBSIDIARY

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Net interest income, as the predominant source of revenue, is closely monitored, measured and managed through active asset liability management. Combinations of risk measurement tools are used to accomplish this including static analysis, "shock" analysis, re-pricing schedules and duration analysis. In the normal course of business, assets and liabilities are not perfectly matched, relative to their maturities and hence, re-pricing opportunities occur. The natural difference between re-pricing assets and re-pricing liabilities is the "gap", or exposure to a potentially adverse impact on net interest income. From time to time, management establishes targeted gap levels for its static gap analysis and a net interest income at risk tolerance for its interest rate shock analysis.
         The Bank's current internal policy establishes various interest rate risk tolerances. On a static analysis, the gap or difference between re-pricing assets and liabilities within a cumulative twelve-month time period the Bank's tolerance is plus or minus 10.0% of total earning assets. At September 30, 2002 the one year gap was a positive 12.18%. With the redemption of the preferred stock of Franklin Finance in December 2002, subject to approval of the Office of the Comptroller of Currency, the Bank expects to remedy the situation of being out of tolerance. The Bank, through the implementation of its balance sheet management strategies, continues to believe it is relatively well matched. The Bank was positively gapped 6.12% as of June 30, 2002. When comparing the September 30, 2002 and June 30, 2002 12 month gap model, the net change of $32.6 million or positive 6.06% can be attributed to an increase in short term investments of $31.5 million, an increase in loans repricing within 12 months of $4.7 million. These were offset by an increase in interest bearing deposit accounts and short term certificates of deposit of $3.4 million. Management expects to remain within gap tolerance levels throughout 2003 given the current repricing structure of the Bank's balance sheet.
         The Bank has noted a nominal decrease in its net interest margin resulting from the current decline in open market rates. In the short term, the Bank expects a tightening of their net interest margin as a result of the non-linear reduction in interest bearing assets decreasing more rapidly than interest bearing liabilities.
         In determining interest rate risk exposure, numerous additional factors and assumptions are built into the analysis. Prepayments, competition, economic forecast, yield curve assumptions are all factors that can affect net interest income. Management builds in assumptions based on both historical experience and predictions to create a more accurate assessment of the true portfolio position. The goal is to achieve proper balance and alignment between assets and liabilities not only to manage net interest income but also fully capitalize on the effect of anticipated future fluctuations.
         One of the most significant trends which can impact the financial condition and results of operations of financial institutions are changes in market rates of interest.
         Changes in interest rates, either up or down, have an impact on net interest income (plus or minus), depending on the direction and timing of such changes. At any point in time, there is an imbalance between interest rate-sensitive assets and interest rate-sensitive liabilities. This means that when interest rates change, the timing and magnitude of the effect of such interest rate changes can alter the relationship between asset yields and the cost of funds.
         General economic conditions also have a significant impact on both the results of operations and the financial condition of financial institutions. Media reports of raising questions about the health and the domestic economy have continued in 2002. In 2002, nonperforming loans have increased and it is anticipated that levels of nonperforming loans and related loan losses may increase as economic conditions, locally and nationally, evolve.

FRANKLIN BANK N.A. AND SUBSIDIARY
ITEM 4.  CONTROLS AND PROCEDURES

(a) The term "disclosure controls and procedures" is defined in Rules 13a-14(c) and 15(d)-14(c) of the Securities Exchange Act of 1934 (the "Exchange Act"). These Rules refer to the controls and under procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within required time periods. Our Chief Executive Officer, who is also our principal financial officer, has evaluated the effectiveness of our disclosure controls and procedures as of a date within 90 days before the filing of this quarterly report (the "Evaluation Date"), and has concluded that our disclosure controls and procedures are effective in providing him with material information relating to the Bank is known to others within the Bank which is required to be included in our periodic reports filed under the Exchange Act.
(b) There have been no significant changes in the Bank's internal controls or in other factors which could significantly affect internal controls subsequent to the Evaluation Date.

PART II. OTHER INFORMATION

ITEM 1.  Legal Proceedings
     The Bank is subject to various claims and legal proceedings arising out of the normal course of business, none of which in the opinion of management is expected to have a material effect on the Bank's operations of financial position.
ITEM 2.  Changes in Securities
None.
ITEM 3.  Defaults upon Senior Securities
None.
ITEM 4.  Submission of Matters to a Vote of Security Holders
None
ITEM 5.  Other Information
None.
ITEM 6.  Exhibits and Reports on Form 8-K
(a) The following exhibit is filed as part of the report:
         Exhibit 99.1 Certification Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
(b) There were no reports on Form 8-K filed during the second quarter ended September 30, 2002.

         SIGNATURES
                           Pursuant to the requirement of the Securities
Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    FRANKLIN BANK, N.A.


November 13, 2002                   By:
                                       -----------------------------------------
                                       (David L. Shelp, President, Chief
                                       Executive Officer and Chief Financial
                                       Officer)

                                  CERTIFICATION

I, David L. Shelp, President, Chief Executive Officer, and Chief Financial Officer of Franklin Bank National Association, (the "registrant") certify that:

1.       I have reviewed this quarterly report on Form 10-Q of the registrant;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and I have:

(a) designed such disclosure controls and procedures to ensure that material information relating to the registrant is made known to me by others, particularly during the period in which this quarterly report is being prepared;
(b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and
(c) presented in this quarterly report my conclusions about the effectiveness of the disclosure controls and procedures based on my evaluation as of the Evaluation Date;

5. I have disclosed, based on my most recent evaluation, to the registrant's auditors and the audit committee of the board of directors (or persons fulfilling the equivalent function):

(a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and
(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of my most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


November 13, 2002
                                   --------------------------------------------
                                   David L. Shelp

                                   President, Chief Executive Officer and Chief
                                   Financial Officer (principal executive and principal financial officer)

                                  EXHIBIT INDEX

EXHIBIT                         DESCRIPTION                                     FORM OF FILING
-------                         -----------                                     --------------
99.1               Certification Pursuant to 18 U.S.C. Section 1350,            Filed herewith
                       as adopted Pursuant to Section 906 of the
                       Sarbanes-Oxley Act of 2002.

                                                                    EXHIBIT 99.1

    CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
         In connection with the accompanying Quarterly Report on Form 10-Q of Franklin Bank, National Association for the quarter ended September 30, 2002, I, David L. Shelp, President, Chief Executive Officer and Chief Financial Officer of Franklin Bank, National Association, hereby certify pursuant to 18 U.S.C.
Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, to the best of my knowledge and belief, that:
         (1) such Quarterly Report on Form 10-Q of Franklin Bank, National Association for the quarter ended September 30, 2002, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

         (2) the information contained in such Quarterly Report on Form 10-Q of Franklin Bank, National Association for the quarter ended September 30, 2002, fairly presents, in all material respects, the financial condition and results of operations of Franklin Bank, National Association.

         4.
--------------------------------------------------------------------------------

         5.       November 13, 2002                               David L. Shelp

                                President, Chief Executive Officer and Chief
                                Financial Officer
                                (principal executive and principal financial officer)


                                       1